SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

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[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                            Community Financial Corp.
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                (Name of Registrant as Specified in Its Charter)

                               Barrett R. Rochman
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     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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March 12, 2000





Mr. Barrett R. Rochman
1345 East Park Street
Carbondale, Illinois   62901

Dear Mr. Rochman:

I am pleased to enclose my proxy. Even though I am a nominal shareholder (100 shares) I too, have been concerned about the performance of Community Financial Corp. The continued rewarding of directors and senior management in spite of unacceptable performance levels is simply not acceptable.

I was in the banking business for a number of years taking an early retirement as President of Norwest Bank in Iowa, now Wells Fargo. I spent about two years with the FDIC in Chicago, division of liquidation, in charge of liquidating agricultural loans of failed banks. I was recruited to the position of President of the First Community Bank of West Frankfort. After making some adjustments in personnel and procedures we sold the bank to the Dierberg group in St. Louis. I subsequently was recruited and became President of The Olney Trust Bank in Olney, Illinois. Upon accepting that position the stock value was increased from $47.00 a share in 1990 to $240.00 a share in 1996. The stock has since split 10 for 1. I retired from the bank in March of 1996.

If I can be of any assistance in your quest for better performance of Community Financial Corp., please let me know.

Sincerely,

/s/ John S. Zdychnec

John S. Zdychnec